Exhibit 99.3

2012 Earnings Guidance

2012 earnings per share range $1.85 - $2.00

Key assumptions for 2012:

•	KCC approval of Stipulation & Agreement (S&A) in 2011 rate review

•	Annual retail revenue increase ≈$50 million, effective May

o	Includes reset of tariff-based credit in retail rates

•	≈1% growth in weather adjusted total retail sales

•	Transmission revenue increase ≈$25 million effective January

•	Companion retail TDC to be effective April

•	Combined O&M and SG&A, excluding SPP transmission expense and 2011 legal settlement, increase ≈7% (increase ≈2% without S&A expense items):

•	O&M expense, excl. SPP transmission expense, increase ≈4%

•	Excludes ≈$34 million increase for SPP transmission expense

•	Includes ≈$7 million increase for tree trimming per S&A

•	SG&A expense increase ≈14%

•	2011 adjusted for effects of legal fees and settlement regarding arbitration

•	Includes ≈$22 million increase for pension expense per S&A

•	≈$10 million decrease in depreciation and amortization expense including effects of S&A

•	Annual adjustment to Environmental Cost Recovery Rider ≈$15 million effective June 1

•	Includes ≈$14 million of actuarially-assumed COLI proceeds

•	≈$7 million increase in equity AFUDC

•	Effective tax rate of approximately 29-31%

•	Debt used for 2012 external funding needs

The effects of the key assumptions are not necessarily independent of one another, and the combination of effects can cause individual impacts smaller or larger than the ranges indicated.

Forward-looking statements: Certain matters discussed in this document are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “assumption,” “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed herein as well as (1) those discussed in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2011 (a) under the heading, “Forward-Looking Statements,” (b) in ITEM 1. Business, (c) in ITEM 1A. Risk Factors, (d) in ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and (e) in ITEM 8. Financial Statements and Supplementary Data: Notes 13 and 15; and (2) other factors discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made.